U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Feiner                           Barry
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                    515 W. Greens Road, Suite 720
--------------------------------------------------------------------------------
                                    (Street)

   Houston                             TX                 77067
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


   Fortune Natural Resources Corporation - FPXA
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year



________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

   April 2002
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                     42,682         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      5,000         I **     Shares
                                                                                                                         owned by
                                                                                                                          wife -
                                                                                                                      Janet Portelly
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Stock Options       $0.47    4/1/02   A          35,106      4/1/02   3/31/07  Stock     35,106  $0.47     35,106    D(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Stock Options       $0.33    4/10/02  A          27,272      4/10/02  9/30/07  Stock     27,272  $0.33     27,272    D(1)
------------------------------------------------------------------------------------------------------------------------------------
Stock Options                                                                                              35,000    D(1)(unchanged)
------------------------------------------------------------------------------------------------------------------------------------
Stock Options                                                                                             103,125    D(1)(unchanged)
------------------------------------------------------------------------------------------------------------------------------------
Stock Options                                                                                              22,727    D(1)(unchanged)
------------------------------------------------------------------------------------------------------------------------------------
Stock Options                                                                                              10,869    D(1)(unchanged)
------------------------------------------------------------------------------------------------------------------------------------
Stock Options                                                                                              35,000    D(1)(unchanged)
------------------------------------------------------------------------------------------------------------------------------------
Stock Options                                                                                              37,500    D(1)(unchanged)
------------------------------------------------------------------------------------------------------------------------------------
Stock Options                                                                                              36,000    D(1)(unchanged
------------------------------------------------------------------------------------------------------------------------------------
Stock Options                                                                                              37,500    D(1)(unchanged)
------------------------------------------------------------------------------------------------------------------------------------
Private Warrants    $1.00    4/15/02  H               66,667 3/31/99  4/15/02  Common    66,667  $1.00       -0-     I **  Shares
                                                                               Stock                                       owned by
                                                                                                                           wife -
                                                                                                                           Janet
                                                                                                                           Portelly
------------------------------------------------------------------------------------------------------------------------------------
Conv. Prom. Notes                                                                                          66,667   I **    Shares
                                                                                                                            owned by
                                                                                                                            wife -
                                                                                                                            Janet
                                                                                                                            Portelly
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

**Mr. Feiner disclaims beneficial ownership of these shares.

(1) These amounts are listed separately as they have different terms and exercise prices.

           /s/ Barry Feiner                                   June 13, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2